Exhibit No. 14 (a)
Consent of Ernst & Young LLP

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “How Do the Boards and the Funds’ Other Service Providers Compare?”, “Auditors”, “Financial Highlights of the Acquiring Fund”, and “Independent Registered Public Accounting Firm” in the Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of The Weitz Funds, and to the incorporation by reference in the Statement of Additional Information of our report dated May 19, 2020 on the financial statements and financial highlights of the Weitz Core Plus Income Fund for the fiscal year-end March 31, 2020 , in this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN
April 9, 2021